February 20, 2009

James Bartholomew

Executive Vice President

Embassy Bank

P. O. Box 20405

Lehigh Valley,  PA 18002

Dear Jim:

This will set forth our understandings concerning your continued employment with the Bank. This agreement shall supersede and replace all prior agreements and understandings concerning the terms of your employment.

The term of your employment by the Bank will be three (3) years from February 20, 2009. On each February 20th of your employment, the term of your employment will automatically extend for an additional year beyond the then-existing termination date, so that upon each automatic extension, your employment contract will again have a remaining term of three (3) years.

However, by written notice, the Bank can terminate this Agreement and the employment relationship without “cause” effective three years from the date of the notice.  Additionally, the Bank will have the right to immediately terminate your employment upon thirty (30) days written notice for “cause”.  For purposes of this Agreement, “cause” is defined as theft, fraud or dishonesty in connection with your duties at the Bank, your willful failure to follow the lawful directives of the Board or your willful and persistent failure to perform your duties at the Bank.  Any termination by the Bank cannot be contrary to law or public policy. Additionally, if you become unable to perform your duties due to death or permanent disability, the Bank’s obligation to pay any further compensation to you shall terminate as of the date of such death or disability; subject to the terms of any benefit plans and other compensation due you under the Bank’s standard personnel policies and plans. You will be considered permanently disabled if you are considered as such under the Bank’s disability plan in which you participate.

The Bank shall also have the right to immediately terminate your employment in the event of your voluntary resignation.

It is intended that by this agreement, the Bank will commit to your employment for not less than a three-year term and provide additional protections to you in the event the Bank is sold or acquired.  In exchange, you will provide certain “non compete” protection to the Bank in the event you voluntarily leave the employ of the Bank.

You will continue to be employed by the Bank as an Executive Vice President and our Senior Commercial Loan Officer.    You will continue to receive your salary and bonuses, including increases thereto, as shall be agreed by you and the Board of Directors from time to time. Your salary will not be less than currently paid.

You will continue to participate in and receive all benefit plans, stock option plans, paid vacations and other leave as are provided to other senior officers of the Bank in accordance with the Bank’s standard personnel policies and the terms of the Bank’s benefit plans.

We have agreed to a severance pay arrangement in the event the Bank (or a bank holding company controlling the Bank) is acquired by or merges into or with another banking institution, bank holding company or other entity.  In the event such a transaction is consummated while you are employed by the Bank and results in another entity obtaining control (through stock ownership, board membership or otherwise) of the operation and management of the Bank (or a bank holding company controlling the Bank), the following severance arrangement shall apply:

If you are discharged or you resign because your duties, position or title are materially changed, or if your are relocated 50 miles beyond 512 & 22 in Bethlehem, PA, in either case within one year of the effective date of such transaction, you will be paid in a lump sum 300% of the base salary you would have earned had you not been discharged or resigned for such reasons.  In addition, the health and fringe benefits package you are receiving shall continue to be provided to you for a period of one (1) year from the date of your discharge.  The 300%  lump-sum payment would be in lieu of any compensation due to you for the remainder of your then current term of employment.

In consideration of our commitment to the above severance arrangement, you agree that for a period of one (1) year from any voluntary resignation of your employment by you, you will not become employed by, or associated with any other bank if that bank’s principal office or your place of employment is within fifty (50) miles of the Bank’s offices at 100 Gateway Drive, Hanover Township, Northampton County, Pennsylvania.  You recognize that violation of this clause would cause substantial damages to the Bank.  The foregoing non-compete clause will not apply in the event the Bank (or a bank holding company controlling the Bank) is acquired by or merges into or with another banking institution, bank holding company or other entity and such transaction results in another entity obtaining control of the Bank through stock ownership or otherwise.

If the foregoing correctly sets forth our understandings, please sign and return one copy of this letter to me.

EMBASSY BANK FOR THE LEHIGH VALLEY

	By	/s/ David M. Lobach Jr.
David M. Lobach, Jr.
The foregoing is agreed.

Dated: March 14, 2009	/s/ James Bartholomew
James Bartholomew